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Exhibit 10.50

        Dated March 6, 2002

CARLTON COMMUNICATIONS PLC (1)

GRANADA MEDIA GROUP LIMITED (2)

and

ASK JEEVES INC (3)

TAX DEED
Relating to the acquisition of
the entire issued share capital
of Carlton & Granada Internet Limited

Brobeck Hale and Dorr

Alder Castle
10 Noble Street
London EC2V 7QJ
Tel: +44 (0)20 7645 2400
Fax: +44 (0)20 7645 2424

Contents

Clause	Heading	Page
1	DEFINITIONS	1
2	INTERPRETATION	3
3	COVENANTS BY COVENANTORS	5
4	EXCLUSIONS	6
5	OBLIGATIONS AND RELEASE OF COVENANTORS	8
6	CONDUCT OF NEGOTIATION AND PROCEEDINGS	8
7	DATE FOR PAYMENT	9
8	TAX RETURNS FOR PERIODS BEFORE AND INCLUDING COMPLETION	10
14	GENERAL	13

i

DATE OF DEED March 6, 2002

PARTIES

(1)	CARLTON COMMUNICATIONS PLC (registered number 00348312) whose registered office is at 25 Knightsbridge, London SW1X 7RX ("Carlton");
(2)
GRANADA MEDIA GROUP LIMITED (registered number 3106525) whose registered office is at London Television Centre, Upper Ground, London SE1 9LT ("Granada") (Carlton and Granada together, the "Covenantors", and each of whom a "Covenantor"); and
(3)	ASK JEEVES INC., a corporation established under the laws of Delaware the principal place of business of which is situated at 5858 Horton Street, Emeryville, California 94608 USA; (the "Purchaser").
INTRODUCTION
(A)	The Covenantors have agreed to sell the entire issued share capital of the Company to the Purchaser. The terms of the sale are set out in the Agreement.
(B)	The Agreement provides for the Covenantors to enter into this deed which contains certain covenants on their part in favour of the Purchaser relating to taxation matters.
THIS DEED WITNESSES THAT:
1	DEFINITIONS
1.1	In this deed the following words have the meanings set out below.
1.1.1
"Accounts" means the audited balance sheets as at the Accounts Date and audited profit and loss accounts for the year ended on that date of the Company and the notes and directors' reports relating to them;
	1.1.2	"Actual Liability to Taxation" means any liability to make actual payment of (or of an amount in respect of) Taxation.
	1.1.3	"Agreement" means an agreement of an even date herewith made between Carlton (1), Granada (2), the Purchaser (3), Ask Jeeves (Jersey) Limited (4) and AJ International Inc (5).
	1.1.4	"Accounts Date" means 30 September 2000.
	1.1.5	"Claim" means:
		1.1.5.1	any letter, assessment, notice, demand or other document issued or action taken by any Taxation Authority; or
		1.1.5.2	any action that the Company has to take as a result of any Taxation legislation or requirement of the relevant Taxation Authority, from which it appears that the Company is or may be or may become liable to any Liability to Taxation.
	1.1.6	"Company" means Carlton & Granada Internet Limited (company no. 1836419);
	1.1.7	"Effective Liability to Taxation" shall have the meaning given in clause 2.5

1.1.8
"Event" includes any event, act, transaction or omission or deemed event, act, transaction or omission or combination or series of actual or deemed events, acts, transactions or omissions whether or not the Company is a party to it, including (without limitation), the declaration, payment or making of any dividend or other distribution, and completion of the sale of the shares of the Company to the Purchaser pursuant to the Agreement.
1.1.9
"Group Relief" means relief the subject of a surrender or claim pursuant to Chapter IV of part X of the ICTA 1988 and any tax refund the subject of a surrender or claim pursuant to section 102 of the Finance Act 1989.
1.1.10	"Liability to Taxation" means any Actual Liability to Taxation and/or Effective Liability to Taxation and/or other payment and/or liability referred to in clause 3.
1.1.11
"non-availability" includes in relation to a Relief the reduction, modification, loss, claw-back, counteraction, disallowance or cancellation of that Relief or right to repayment of Taxation or a failure to obtain a Relief or to receive the benefit of a right to repayment of Taxation to which the Company was or assumed it was entitled.
1.1.12	"Post Completion Relief" means any Relief to which the Company was not entitled before Completion and which arises as a result of any Event occurring after Completion.
1.1.13
"Pre-Sale Reorganisation" means i) the subscription for shares in the Company for £10,500,000 by Carlton and Granada; ii) the contribution of £10,500,000 additional partnership capital by the Company to the Ask Jeeves UK Partnership; iii) the discharge of £1,900,000 of outstanding debt by the Ask Jeeves UK Partnership to Carlton and Granada or their associates; iv) the advance payment of £8,600,000 by the Ask Jeeves UK Partnership to Carlton and Granada or their associates in fees for advertising; v) the repayment of the Barclays Loan Facility; vi) the surrender of trading losses by way of group relief from the Company to Carlton and Granada or their associates; and vii) the change of accounting reference date of the Company and of the Partnership.
1.1.14	"Relevant Relief" means:
	1.1.14.1	any Relief which was treated as an asset of the Company in the Accounts; or
1.1.14.2
any Relief which was taken into account in computing (and so reducing or eliminating) any provision for deferred Taxation which appears in the Accounts or which would have appeared in the Accounts but for the presumed availability of such Relief.
1.1.15
"Relief" means any loss, relief, allowance, exemption, credit, set-off, charge or deduction or right to repayment of Taxation in respect of any Taxation or for the purposes of computing income profits or gains for Taxation, including (without limitation) losses which the meaning of section 393 of the Taxes Act.

1.1.16
"Taxation" means all forms of taxation, and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, imposts, contributions, rates and levies, in each case whether of the United Kingdom or elsewhere in the world whenever imposed, and any payment whatsoever which the Company may be or become bound to make to any person as a result of the discharge by that person of any Taxation which the Company has failed to discharge or as a result of any enactment relating to Taxation (including (without limitation) any income tax required to be deducted or withheld from or accounted for in respect of any payment under section 203 of the Taxes Act) or otherwise and any sums paid or owing to the representative member of a VAT group (as defined in section 43 of the VATA (or any corresponding legislation in any foreign jurisdiction)) and all penalties, fines, charges, costs and interest relating thereto which the Company may be or become liable to pay to any Taxation Authority or any other person.
1.1.17
"Taxation Authority" means the Inland Revenue, the Commissioners for Customs and Excise or any other statutory or governmental authority or body (whether in the United Kingdom or otherwise) involved in the collection or administration of Taxation.
	1.1.18	"Taxes Act" means the Income and Corporation Taxes Act 1988.
	1.1.19	"TCGA" means the Taxation of Chargeable Gains Act 1992.
	1.1.20	"VATA" means the Value Added Tax Act 1994.
2	INTERPRETATION
2.1
Reference to income or profits or gains, earned, accrued or received includes income or profits or gains deemed to have been, treated as or regarded as earned, accrued, received or otherwise arising for the purposes of any Taxation legislation.
2.2	Reference to a Claim for Taxation shall include any Claim whether made before or after Completion (whether or not it is satisfied at that date).
2.3	There shall be excluded (without limitation) from the meaning of "ordinary course of business" any Event which results in or involves the following:
	2.3.1	any Taxation arising under Part VIII of the Taxes Management Act 1970 (charges on non-residents) (or any corresponding legislation in any foreign jurisdiction);
	2.3.2	any Taxation arising under Part XVII of the Taxes Act (tax avoidance) (or any corresponding legislation in any foreign jurisdiction);
	2.3.3	any Taxation arising in respect of any distribution (as defined in Part VI of the Taxes Act) (or any corresponding legislation in any foreign jurisdiction) or deemed distribution;
2.3.4
any Taxation arising in respect of the acquisition, disposal or supply or deemed acquisition, disposal or supply of any assets, goods, service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any tangible or intangible property) for a consideration deemed for Taxation purposes to be in excess of that (if any) actually received or for a consideration deemed for Taxation purposes to be less than that actually given;
2.3.5
any Taxation arising in respect of a transaction which may result in the Company or the Purchaser becoming liable to pay or bear Taxation chargeable directly or primarily against or attributable directly or primarily to another person, firm or company other than any Taxation which the Company has deducted pursuant to the provisions of section 203 of the Taxes Act;
	2.3.6	any Taxation which the Company failed to deduct or which arises as a result of a failure by the Company to deduct or duly account for Taxation; and

	2.3.7	any Taxation arising from the disposal or acquisition or deemed disposal or acquisition of any asset other than trading stock.
2.4	Any reference to an "Effective Liability to Taxation" shall be construed as a reference to:
2.4.1
the set-off of any Post Completion Relief or Relevant Relief against any Actual Liability to Taxation of the Company or against any income, profit or gains in respect of which the Covenantors would, but for such set-off, have been liable under clause 3.1 and, for the purposes of clause 3.1, the amount of such an Effective Liability to Taxation arising as a result of such set-off will be an amount equal to the amount of Taxation saved as a result of the set-off; or
	2.4.2	the non-availability (in whole or in part) of any Relevant Relief and, for the purposes of clause 3.1, the amount of such Effective Liability to Taxation shall be:
		2.4.2.1	if the Relevant Relief was a deduction from or set-off against Taxation or a right to repayment of Taxation, the amount of that Relevant Relief; or
2.4.2.2
in any other case, the amount of Taxation that would have been saved but for such non-availability on the assumption that the Relevant Relief was available and was capable of being fully utilised and was so utilised immediately prior to it becoming non-available.
2.5
For the purposes of clause 2.4 when determining whether an Effective Liability to Taxation has arisen, it shall be assumed that Relevant Reliefs are utilised or become non-available (in which case clause 2.4.2 operates) prior to any other Reliefs to which the Company is entitled or to which it is assumed the Company is entitled and/or which arose prior to Completion.
2.6	Words and expressions defined or used in the Agreement shall (unless the context requires otherwise) have the same meanings in this deed.
2.7	Any reference to a statutory provision includes a reference to all prior and subsequent modifications, re-enactments and amendments of that provision and any regulation made under it.
2.8	Reference to clauses shall be a reference to the clauses of this deed unless otherwise stated.
2.9	Reference to the singular number shall include the plural and vice versa.
2.10
For the avoidance of doubt, reference to any Actual Liability to Taxation of the Company which results from any gains earned or received or any Event which occurs or is deemed to occur on or before Completion for the purposes of Taxation shall include a reference to any Liability to Taxation arising under Section 179 TCGA (or any corresponding legislation in any foreign jurisdiction) which results from the sale of the Shares pursuant to the Agreement.
3	COVENANTS BY COVENANTORS
3.1	Subject as hereinafter provided the Covenantors hereby jointly and severally covenant to pay to the Purchaser an amount equal to:
	3.1.1	any Actual Liability to Taxation of the Company resulting from or by reference to:
		3.1.1.1	any income, profits or gains earned, accrued or received on or before Completion; or
3.1.1.2
any Event which occurred on or before Completion or was deemed to occur on or before Completion for the purposes of Taxation whether alone or in conjunction with other Events which occurred on or before Completion; or

3.1.1.3
any Event occurring after Completion in pursuance of a legally binding obligation or arrangement, in either case whether or not conditional, incurred or entered into by the Company on or before Completion;
	3.1.2	any Effective Liability to Taxation;
3.1.3
any payment made by the Company, whether to a Taxation Authority or not, where such payment is made between the Accounts Date and Completion in respect of an Actual Liability to Taxation that would have been a liability of the Covenantors under clause 3.1.1 but for such payment;
3.1.4
any Liability to Taxation of the Company which is also a Liability to Taxation of another person (other than any of the AJ Parties) and which is payable by the Company by virtue of (i) the other person failing to discharge such Liability to Taxation and (ii) the Company being at any time before Completion a member of the same group as such other person or otherwise connected with or related to such other person for Taxation purposes; and
3.1.5
any costs and expenses properly incurred by the Purchaser and/or the Company in connection with any such Liability to Taxation (or claim therefor) or in successfully taking or defending any action under this deed.
3.2	In respect of payments made pursuant to the covenants contained within this deed:
	3.2.1	all sums payable by the Covenantors to the Purchaser shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law; and
3.2.2
if any deductions or withholdings are required by law to be made from any sums, the Covenantors shall be obliged to pay the Purchaser such further amount as will, after the deduction or withholding has been made, leave the Purchaser with the same amount as it would have been entitled to receive in the absence of such requirement to make a deduction or withholding; and
3.2.3
if any sum payable by the Covenantors to the Purchaser under clause 3 (including clause 3.2.2 and this clause 3.2.3) shall be subject to an Actual Liability to Taxation in the hands of the Purchaser or would have been so subject but for the availability of a Relief, the Covenantors shall pay to the Purchaser such further sum equal to such Actual Liability to Taxation.
4	EXCLUSIONS
4.1	The covenants by the Covenantors in clause 3.1 shall not apply to any Liability to Taxation:
4.1.1
to the extent that specific provision or reserve in respect thereof has been made in the Accounts or to the extent that payment or discharge of such Liability to Taxation has been taken into account therein; or;
	4.1.2	for which the Company is or may become primarily liable as a result of transactions entered into in the ordinary course of its business after the Accounts Date and on or before Completion;
4.1.3
to the extent that such Liability to Taxation arises or is increased, or in respect of which a specific provision or reserve in the Accounts is insufficient, by reason of any increase in rates of Taxation, or in the published practice of any Taxation Authority, made after Completion;

	4.1.4	unless the Purchaser has served on the Covenantors a written notice on or before the seventh anniversary of Completion giving such details of the claim as the Purchaser then has;
4.1.5
to the extent that it would not have arisen but for a voluntary act, omission, arrangement or transaction of the Purchaser (or its successors in title to the Shares) or of the Company, or of any company controlled by the Purchaser, or of a person or persons controlling the Purchaser, in each case occurring after Completion, but excluding any voluntary act, omission, arrangement or transaction;
		4.1.5.1	carried out or effected in pursuance of a legally binding obligation or arrangement incurred or entered into by the Company on or before Completion;
		4.1.5.2	carried out or effected in the ordinary course of business of the Company; or
		4.1.5.3	which the Purchaser or the Company was not aware and could not reasonably have been expected to be aware would give rise to such Liability to Taxation;
4.1.6
to the extent that the Liability to Taxation would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Company after Completion to comply with a request of the Covenantors or their duly authorised advisers to make any valid claim, election, surrender or disclaimer, or give any valid notice or consent, or to do any other thing under the provisions of any enactment or regulation relating to Tax, the making, giving or doing of which was taken into account in computing the provisions for Tax in the Accounts, but excluding any failure or omission;
		4.1.6.1	carried out or effected in pursuance of a legally binding obligation or arrangement incurred or entered into by the Company on or before Completion;
		4.1.6.2	which the Company is not legally permitted to make, give or do; or
		4.1.6.3	which the Purchaser or the Company was not aware and could not reasonably have been expected to be aware would give rise to such Liability to Taxation;
	4.1.7	to the extent that any Relief (other than a Post Completion Relief or a Relevant Relief) is available to the Company to set against or otherwise mitigate such Liability to Taxation;
4.1.8
to the extent that the Liability to Taxation arises or is increased as a direct or indirect result of any fraudulent or negligent act or omission prior to Completion on the part of the Purchaser, any company in the Purchaser's group or the management of the Partnership (excluding any director or employee of the Company or any of the C&G Companies); or
4.1.9
to the extent that the Liability to Taxation arises or is increased as a direct or indirect result of any error or inaccuracy (whether wilful, negligent or otherwise) in any information provided by the Purchaser, any company in the Purchaser's group or the management of the Partnership (excluding any director or employee of the Company or any of the C&G Companies) on which the Company or either of the Covenantors has relied.
5	OBLIGATIONS AND RELEASE OF COVENANTORS
5.1	The obligations of the Covenantors under this deed shall be joint and several.
5.2
Any liability to the Purchaser under this deed may in whole or in part be released, compounded or compromised or time or indulgence may be given by the Purchaser in its absolute discretion as regards any of the Covenantors under such liability without in any way prejudicing or affecting its rights against any other or others of the Covenantors under the same or a like liability whether joint and several or otherwise.

5.3	Except as otherwise provided under this deed, no delay or omission of the Purchaser in exercising any right, power or privilege under this deed shall impair such right, power or privilege or be construed as a waiver thereof and any single or partial exercise of any such right, power or privilege shall not preclude the further exercise of any right, power or privilege.
6	CONDUCT OF NEGOTIATION AND PROCEEDINGS
6.1
If the Purchaser becomes aware of a Claim relevant for the purposes of this deed it shall as soon as reasonably practicable (and in any event in the case of claims where there is a time limit for appeal at least 14 days prior to the expiry of the time limit for the appeal) give written notice of it to the Covenantors but such notice shall not be a condition precedent to the liability of the Covenantors under this deed.
6.2
If the Covenantors first indemnify the Purchaser and the Company to the reasonable satisfaction of the Purchaser against all losses, costs, liabilities, damages and expenses (including interest on overdue Taxation which may be incurred thereby) the Purchaser will take (and procure that the Company takes) such action as the Covenantors may reasonably and promptly by written notice request to avoid, resist, appeal, compromise or defend the Claim provided that:
6.2.1
the Purchaser shall not be obliged to procure that the Company appeal against the Claim, if having given the Covenantors written notice of the receipt of the Claim the Purchaser has not within 30 working days thereafter (or if earlier 5 working days prior to the expiry of any time limit by which action must be taken) received instructions from the Covenantors, in accordance with the preceding provisions of this clause 6.2, to make that appeal and in such circumstances the Purchaser may choose to treat the Liability to Taxation in respect of that Claim as determined at the value specified in the Claim and/or the Purchaser and/or the Company shall (without prejudice to their rights under this deed) be free to pay or settle the Claim on such terms as they may in their absolute discretion consider fit;
6.2.2
the Purchaser shall not be obliged to procure that the Company pursue any appeal beyond the General Commissioners of Inland Revenue, the Special Commissioners of Inland Revenue or Value Added Tax Tribunal or any equivalent forum in the United Kingdom or any other jurisdiction unless the Covenantors furnish the Purchaser with the written opinion of leading Tax Counsel to the effect that an appeal against the Liability to Taxation will, on the balance of probabilities, be won; and
6.2.3
the Purchaser shall not in any event be obliged to comply with any unreasonable instruction of the Covenantors to make a settlement or compromise of the Claim or agree any matter in the course of disputing the Claim which is likely to materially adversely affect the amount thereof or increase the future liability of the Company in respect of Taxation or materially adversely affect the relationship of the Company with the relevant Taxation Authority.
6.3
If any of the Covenantors or the Company shall be proven to have committed acts or omissions which constitute fraudulent or negligent conduct (pursuant to section 36 of the Taxes Management Act 1970) clause 6.2 shall not apply, providing however, for the avoidance of doubt, that fraudulent or negligent conduct of the Purchaser, any company in the Purchaser's group or the management of the Partnership (excluding any director or employee of the Company or any of the C&G Companies) shall not count as acts or omissions of the Covenantors or the Company for the purposes of this clause.

7	DATE FOR PAYMENT
7.1
The Covenantors shall make payments to the Purchaser under this deed within 5 working days after the date on which a notice containing a written demand for the amount of the payment required to be made is delivered to the Covenantors or, if later, on the following dates:
7.1.1
in so far as a Claim represents Taxation to be borne by the Company but which has not yet become due, the Covenantors shall make the payment in respect of that Claim (or so much thereof as represents that Taxation) 5 working days before that Taxation becomes due;
7.1.2
in so far as a Claim consists of the loss of a right to repayment of Taxation, the Covenantors shall make the payment in respect of that Claim (or so much thereof as represents that loss) on the date on which that repayment would otherwise have become due;

and for this purpose references to a date on which Taxation becomes due include a reference to the date on which it would have become due were it not for the availability of some Relief or right to repayment of Taxation. Any payment which becomes due on a day which is not a working day shall be paid on the next following working day.
7.2
If any payment required to be made by the Covenantors under this deed is not made by the due date for payment thereof, then that payment shall carry interest from the due date of payment until actual payment (as well after judgment as before) at the rate of 2 per cent above the base rate from time to time of Barclays Bank PLC, calculated on a daily basis.
8	TAX RETURNS FOR PERIODS BEFORE AND INCLUDING COMPLETION
8.1	The Covenantors shall procure that the Purchaser is promptly sent a copy of any communication from any Taxation Authority insofar as it relates to or impacts upon the Taxation affairs of the Company.
8.2	The Taxation returns of the Company for all accounting periods ending on or before Completion shall be determined in accordance with clause 9 of the Agreement.
8.3
The Covenantors shall afford or procure that there is afforded to the Company or its duly authorised agents such information and assistance as the Purchaser or the Company or its duly authorised agents may reasonably request for the purpose of preparing, submitting and agreeing the Taxation returns of the Company for all accounting periods ending after Completion and for the accounting period beginning before and ending after Completion.
9	PURCHASERS INDEMNITY
9.1
The Purchaser warrants to the Covenantors that the Purchaser does not intend to permit the corporation tax liabilities of the Company, to the extent provided for in the Accounts or arising in the ordinary course of business after the Accounts Date and to the extent payable by the Company to remain undischarged, and that it is not entering into this transaction on the assumption referred to in section 767AA(2) of the ICTA 1988.
9.2	The Purchaser hereby covenants with the Covenantors that it will indemnify each Relevant Person and keep them indemnified against any liability arising pursuant to:
(a) section 767A of the ICTA 1988, in circumstances where the taxpayer company (as defined in section 767(1)) is the Company; or
(b) section 767AA of the ICTA 1988, in circumstances where the relevant transferred company or associated company as defined in section 767AA is the Company;

to the extent that the corporation tax to which the liability relates:
(i) has been the subject of a claim by the Purchaser hereunder which has been satisfied; or
(ii) is one in respect of which the Covenantors have (disregarding any limit on the amount of such liability) no liability hereunder.
9.3	For the purposes of paragraph 9.2, a "Relevant Person" is:
(c) any person who at any time in the three year period prior to Completion had control of the Company; or
(d) any company of which the person mentioned in paragraph (a) above has at any time in the three year period prior to Completion had control.
10	CORRESPONDING SAVINGS AND REFUNDS
10.2
If the auditors of the time being of the Company (the "Auditors") shall certify that any Tax liability which has resulted in a payment having been made by the Covenantors under this covenant or for breach of any of the Tax Warranties has given rise to a Relief for the Company or the Purchaser which would not otherwise have arisen, then as and when such Relief reduces a liability to make an actual payment of Taxation, the amount of that reduction shall be dealt with in accordance with clause 11.3 below.
10.3
If the Covenantors at any time pay to the Purchaser an amount pursuant to a claim under this covenant or under the Tax Warranties and the Purchaser or the Company is or becomes entitled to recover from some other person (other than the Company or the Purchaser or any member of the same group as the Purchaser, but including any Tax authority) any sum in respect of the matter giving rise to such claim (other than by reason of any Relevant Relief or any Post Completion Relief), the Purchaser, if so required by the Covenantors, will (and will procure that the Company will), at the cost of the Covenantors and upon the Covenantors providing security to the reasonable satisfaction of the Purchaser against all costs which may thereby be incurred, take all reasonable steps to enforce such recovery and the Purchaser shall promptly following such recovery repay to the Covenantors the lesser of:
(a)
the sum so recovered by the Purchaser or the Company from such other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered, but less any costs of recovery not previously reimbursed, and less any Tax chargeable on the sum recovered); and
(b) the amount referred to above paid by the Covenantors to the Purchaser.
11.	OVER PROVISIONS
11.1
If the Auditors shall certify (at the request and expense of the Covenantors) that any provision for taxation in the Accounts has proved to be an overprovision (except to the extent that such overprovision results from the utilisation of a Relevant Relief or a Post Completion Relief), then the amount of such overprovision shall be dealt with in accordance with clause 11.3 below.
11.2
If the Purchaser becomes aware that there are or may be such amounts as are referred to in paragraph 11.1 above, it shall (or shall procure that the Company shall) promptly inform the Covenantors of that fact. In giving any certificate under clause 11.1, the Auditors shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties hereto.

11.3	Where it is provided under paragraph 11.1 or 10.2 above that any amount (the "Relevant Amount") is to be dealt with in accordance with this paragraph 12:
(a) the Relevant Amount shall first be set off against any payment then due from the Covenantors under this covenant, and
(b)
to the extent there is an excess of the Relevant Amount after any amounts have been set off under paragraph 11.3(a) above a refund shall be made to the Covenantors of any previous payment or payments by the Covenantors under this covenant and not previously refunded under this paragraph 11.3(b) up to the amount of such excess; and
(c)
to the extent that the excess referred to in paragraph 11.3(b) is not exhausted under that paragraph, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Covenantors under this covenant, and reduce or eliminate the liability against which it is so set-off.
11.4
Where any such certification as is mentioned in paragraph 11.1 above has been made, the Covenantors or the Purchaser may (at their own expense) request the Auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.
11.5
If the auditors certify under paragraph 11.4 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 11.3 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as practicable by the Covenantors or the Purchaser, as the case may be.
12.	PURCHASER'S FURTHER OBLIGATIONS AND MITIGATION
12.1	The Purchaser agrees to procure that, at the written request of the Covenantors, the Company:
(a)
uses all Reliefs (other than Post Completion Reliefs and Relevant Reliefs) available to it (including by way of surrender from one company to another) and makes all elections, except in respect of matters after Completion, so as to reduce or eliminate the liability of the Covenantors under this covenant; and
(b) at the request and expense of the Covenantors, delivers to the Covenantors a certificate from its auditors for the time being confirming that all such Reliefs have been so used and elections made;
provided that the Purchaser shall not be obliged to procure that the Company makes any elections which are not legally permissible.
12.2
The Covenantors may by notice in writing to the Purchaser elect to mitigate or eliminate any liability under this covenant by surrendering or procuring the surrender to the Company of any Relief to the extent permitted by law but without any payment being made in consideration of the surrender, and the Covenantors shall be absolved from all liability under this covenant to the extent of the amount of Liability to Taxation relieved by such surrender. The Purchaser agrees to procure that the Company takes all such steps as the Covenantors may reasonably require to permit and effect any such surrender.

12.3
The Purchaser agrees to procure that the Company preserves, and affords to the Covenantors reasonable access to, all documents, records, correspondence, accounts and other information whatsoever in respect of or relevant for the purpose of determining any Liability to Taxation of the Company for which the Covenantors are liable hereunder until such time as the Covenantors shall cease to have any liability or contingent liability under the terms of this covenant.
12.4
The Purchaser agrees to procure that the Company duly pays and discharges each and every amount of Tax in respect of which provision was made in the Accounts, or which was taken into account in computing the amount of any such provision, and which, in either case, had not been paid and discharged at Completion.
13.	SURRENDER OF RELIEFS
13.1
The Purchaser shall procure that, to the extent that it can lawfully do so, the Company surrenders any Group Relief to any company specified by the Covenantors, in respect of any accounting period of the Company ending on or before Completion.
13.2	No payment shall be made for any surrender under paragraph 13.1.
14.	GENERAL
14.1	Clauses 17 (Notices) and 23 (Governing Law) to the Agreement shall apply to this deed as if set out herein.

IN WITNESS of which the parties have executed this deed on the date set out above

        SIGNED and delivered as a deed by CARLTON COMMUNICATIONS PLC acting by two Directors or a Director and the Company Secretary:

Director
Signature	:	/s/ Gerry Murphy
Name	:
Director/Company Secretary
Signature	:	/s/ David Abdoo
Name	:

SIGNED and delivered as a deed by GRANADA MEDIA GROUP LIMITED acting by two Directors or a Director and the Company Secretary:

Director
Signature	:	/s/ illegible
Name	:
Director/Company Secretary
Signature	:	/s/ Julian Burns
Name	:

SIGNED and delivered as a deed by ASK JEEVES INC acting by its duly authorised signatory:

Signature	:	/s/ A. George Battle, Chief Executive Officer
Name	:
Signature	:	/s/ Cynthia Pevehouse, Secretary
Name	:

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